Nuance SLSA, version November 16, 1998

[Graphic Omitted] NUANCE
                  COMMUNICATIONS

                     SOFTWARE LICENSE AND SUPPORT AGREEMENT

This agreement ("Agreement") is between Nuance Communications, a California corporation with its principal place of business at 1380 Willow Road, Menlo Park, CA 94025 ("Nuance") and __Intraco Systems__, a Nevada__ corporation with its principal place of business at: 3998 FAU Blvd, Suite 210, Boca Raton, FL 33431 ("Customer"). The terms of this Agreement shall apply to each Software license granted and to all services provided by Nuance under this Agreement. When completed and executed by both parties, an Order Form shall evidence the Software licenses granted and the services that are to be provided.

I.       DEFINITIONS

1.1 "CAPACITY" shall mean the number of Recognition Units and number of Speech Channels specifically licensed to Customer pursuant to an executed Order Form.

1.2 "COMMENCEMENT DATE" shall mean the date on which the Software is shipped by Nuance to Customer, or, if no delivery is necessary, the Effective Date of the relevant Order Form.

1.3 "DOCUMENTATION" shall mean user documentation for use of and provided with the Software.

1.4 "GRAMMAR MAINTENANCE" shall mean updates to any applicable grammar which are periodically shipped to subscribing customers.

1.5 "INTEGRATED SYSTEM(S)" shall mean the computer/operating system/IVR combination(s) or other supported processor designated on the applicable Order Form. Unless otherwise specified on the Order Form, each copy of the Software may be installed on one (1) computer.

1.6 "LOCATION(S)" shall mean the Customer location(s) specified on the applicable Order Form.

1.7 "ORDER FORM" shall mean the document by which Customer orders Software licenses, Capacity and services from Nuance, a form of which is attached hereto as Schedule D.

1.8 "RECOGNITION UNIT" shall mean the amount of recognition power required to understand a continuous stream of digits in real time with a 1% digit error rate, as represented by the Nuance RU benchmark, a test set consisting of 100 8-digit utterances.

1.9 "SOFTWARE" shall mean the software programs, in object code form only, delivered by Nuance to Customer and licensed pursuant to an executed Order Form. Software shall include computer programs owned or distributed by Nuance, data files, Documentation, and Updates.

1.10 "SPEECH CHANNEL" shall mean a single port that is enabled for speech recognition.

1.11 "SUPPORTED SOFTWARE LICENSE(S)" shall mean any Software licenses for which Customer has purchased Technical Support for the relevant time period.

1.12 "TECHNICAL SUPPORT" shall mean Software support provided under Nuance's technical support policies in effect at the time the services are ordered.

1.13 "UPDATE(S)" shall mean any bug fixes, patches, modifications, and enhancements to the Software as may be generally made available for Supported Software Licenses at no additional charge, other than media and handling charges. Updates shall not include any releases, options or future products which Nuance licenses separately.

II.      SOFTWARE LICENSE

2.1      RIGHTS GRANTED

         A. Subject to any additional restrictions in the Order Form, the terms of which are incorporated herein by this reference, Nuance grants to Customer and Customer accepts a non-exclusive, non-transferable license as follows:

                  i. to use the Software solely for Customer's own business operations; solely on the Integrated System or on a backup system; solely at the Location(s); and solely for the Capacity or other limitation (if any limitation applies) ordered pursuant to an executed Order Form. Customer shall not have the right to manufacture, sell, or otherwise commercially exploit, except in support of Customer's own business operations, any product, system, or service based in whole or in part on the Software. Customer agrees it will not sublicense, transfer, pledge, lease, rent, or share its rights under this Agreement.

                  ii. to use the Documentation provided with the Software in support of Customer's authorized use of the Software;

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                  iii.     to copy the Software for archival or backup purposes;
                           no other copies shall be made without Nuance's prior written consent. Customer may use the Software on a single backup Integrated System if the production Integrated System for which they were acquired is rendered inoperable. Under no circumstances shall Customer use the Software on the production
                           Integrated System and the backup Integrated System simultaneously. Customer agrees not to alter, change, or remove from the Software any identifications, including copyright and trademark notices, and further agrees to place such markings on any copies of the Software. All archival and backup copies of the Software are subject to the terms of this Agreement.

                  Customer shall not copy or use the Software (including the Documentation) except as otherwise specified in this Agreement.

         B. Nuance shall retain all right, title and interest in the Software, including patent, copyright, trade secret, and trademark rights. Except as otherwise expressly stated in this Agreement, Customer does not acquire any rights, express or implied, in the Software.

         C. Customer shall not cause or permit the reverse engineering, decompilation, disassembly or other translation of the Software.

         D. Upon Nuance's prior written consent, Customer may transfer the license to another Integrated System within its organization. Such transfer shall be subject to Nuance's transfer fees and policies in effect at the time of the transfer.

         E. Customer shall have the right to allow its third party agents, suppliers, and customers to use the Software for Customer's business purposes, provided Customer ensures such use is in accordance with the terms of this Agreement.

2.2 ACCEPTANCE. Customer shall be deemed to have accepted the Software on the Commencement Date. If Customer is granted a right to copy the Software, all copies shall be deemed accepted upon acceptance of the master copy.

2.3 ASSIGNMENT. Customer may not assign this Agreement or an Software licenses to a third party without Nuance's prior written consent.

2.4 AUDIT. On Nuance's written request, nor more frequently than annually, Customer shall provide to Nuance a signed certification (a) verifying the Software is being used in accordance with the terms of this Agreement, including any Capacity or other use limitations; and (b) listing the locations and type(s) of the Integrated System(s) on which the Software is run.

         Nuance may, at Nuance's expense and not more than once annually, audit Customer's use of the Software. Any such audit shall be conducted during business hours and shall not unreasonably interfere with Customer's business activities. If such an audit reveals that Customer has underpaid fees to Nuance, Customer shall be invoiced for the underpaid fees based upon Nuance's commercial price list in effect at the time of the audit.

III.     TECHNICAL SUPPORT SERVICES

         Technical Support services and Grammar Maintenance services ordered by Customer will be provided under Nuance's Technical Support and Grammar Maintenance policies, as applicable, in effect on the date Technical Support or Grammar Maintenance is ordered. Such services shall be charged for at the fees stated on the applicable Order Form. For any on-site services requested by Customer, Customer shall reimburse Nuance for actual, reasonable travel and out-of-pocket expenses incurred.

IV.      PROFESSIONAL SERVICES

         Additional development and other services, including grammar and dialog design, assistance with trials and "tuning" of the Software (collectively, "Professional Services"), may be obtained from Nuance pursuant to an executed Order Form and associated Statement of Work (a form of which is attached hereto as Exhibit A). Nuance will perform the Professional Services as described in the SOW. The fees for such Professional Services shall be as specified in such Order Form and Statement of Work.

         All documents, deliverables and other materials generated by Nuance pursuant to providing Professional Services shall be the exclusive property of Nuance, unless otherwise specified in the applicable SOW. Customer shall have a perpetual, non-exclusive worldwide license to use such documents, deliverables and other materials solely in conjunction with the Software or other Nuance technology. Customer understands that Nuance is in the business of providing various services drawing upon the knowledge, understanding and expertise Nuance has gained in the course of working with many individual clients, both similar and different from Customer, and including Customer. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to assign rights to or limit Nuance's use of any know-how or knowledge that is not the Confidential Information of Customer and that Nuance had prior to entering this Agreement or that Nuance obtains during its performance under this Agreement.

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V.       TERM AND TERMINATION

5.1 TERM. If not otherwise specified on the Order Form, this Agreement and each Software license granted hereunder shall remain in effect in perpetuity, unless otherwise terminated as set forth below.

5.2 TERMINATION BY CUSTOMER. Customer may terminate any Software license at any time upon written notice to Nuance.

5.3 TERMINATION BY NUANCE. Nuance may terminate this Agreement or any Software license or service upon written notice if Customer breaches this Agreement or the terms of any Order Form and fails to correct such breach within thirty (30) days of written notice specifying the breach.

5.4 EFFECT OF TERMINATION. Termination of this Agreement or any Software license by either party shall not limit either party from pursuing any other remedies available to it, including injunctive relief, nor shall such termination release Customer from any obligation to pay all fees that have accrued or that Customer has agreed to pay under any Order Form under this Agreement up to the date of termination. The parties' rights and obligations under Sections 2.1.B, 2.1.C, 2.3, and Articles V, VI, VII, VIII, and IX shall survive termination of this Agreement.

         If a license granted under this Agreement expires or otherwise terminates, Customer shall (a) cease using the applicable Software, and
         (b) certify to Nuance within thirty (30) days of expiration or termination that Customer has destroyed or returned to Nuance the Software and all copies thereof remaining in Customer's possession. This requirement applies to copies in all forms, partial and complete, in all types of media and computer memory, and whether or not modified or merged into other materials.

VI.      WARRANTIES AND LIMITATION OF LIABILITY

6.1      WARRANTIES AND DISCLAIMERS

         A.       Software License. Nuance warrants that for a period of ninety
                  (90) days from the Commencement Date each unmodified copy of the Software will perform the functions described in the Documentation. Nuance does not warrant that the Software will meet Customer's requirements, that the Software will operate in the combinations which Customer may select for use, that the operation of the Software will be uninterrupted or error-free, or that all Software errors will be corrected.

         B. Media. Nuance warrants the tapes, diskettes, or other media to be free of defects in materials and workmanship under normal use for ninety (90) days from the Commencement Date.

         C. Professional Services. Nuance warrants that its Technical Support services will be performed consistent with generally accepted industry standards. This warranty shall be valid for ninety (90) days from performance of service.

         D. LIMITATIONS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1 ("WARRANTIES AND DISCLAIMERS") ABOVE, THE SOFTWARE IS PROVIDED STRICTLY "AS IS," AND NUANCE MAKES NO ADDITIONAL WARRANTIES, EXPRESS, IMPLIED, ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, OR STATUTORY, AS TO THE SOFTWARE OR ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT ARE EXPRESSLY EXCLUDED. THIS IS A LIMITED WARRANTY AND IS THE ONLY WARRANTY MADE BY NUANCE. IF PRE-PRODUCTION (OR "ALPHA" OR "BETA") RELEASES OF SOFTWARE ARE PROVIDED TO CUSTOMER, SUCH COPIES ARE PROVIDED "AS-IS" WITHOUT WARRANTY OF ANY KIND.

6.2      EXCLUSIVE REMEDIES. For any breach of the warranties contained in
         Section 6.1 above, Customer's exclusive remedy, and Nuance's entire liability, shall be:

         A. For Software. The correction of Software errors that cause breach of the warranty, or if Nuance is unable to make the Software work as warranted, Customer shall be entitled to terminate the Software license and recover the fees paid therefor.

         B. For Media. The replacement of defective media returned to Nuance within ninety (90) days of the Commencement Date.

         C. For Professional Services. The re-performance of Professional Services, or if Nuance is unable to perform the services as warranted, Customer shall be entitled to recover the fees paid therefor.

6.3 LIMITATION OF LIABILITY. In no event shall either party be liable to the other for any special, indirect, incidental, or consequential damages, or damages for loss of profits, savings, revenue, use, damaged files or data, or business interruption, incurred by either party or any third party, which may arise in connection with this Agreement or the use and support of the Software, regardless of whether such claims are based or remedies are sought in contract or tort, even if the other party has been advised of the possibility of such damages. In no event shall Nuance be liable for any damages based upon the recognition accuracy of the Nuance software or for the cost of procurement of substitute goods. Under no circumstances

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         shall Nuance's liability exceed the amount of fees paid by Customer under this Agreement.

VII.     INDEMNITY

7.1 NUANCE INDEMNITY. Nuance will defend and indemnify Customer against a claim that Software furnished and used within the scope of this Agreement directly infringes a United States patent, copyright, or trademark, provided that: (a) Customer notifies Nuance of such claim in writing within thirty (30) days of the claim; (b) at Nuance's expense, Nuance has sole control of the defense and all related settlement negotiations; and (c) Customer provides Nuance with the reasonable assistance, information, and authority necessary to perform Nuance's obligations under this Article. Nuance shall have no liability for any claim of infringement based on: (i) use of a superseded or altered release of the Software (if the infringement would have been avoided by the use of a current or unaltered release of the Software); (ii) use of the Software in combination with other hardware or software not provided by Nuance (but only to the extent that the Software alone would not have infringed); (iii) a Customer or third party application;
         (iv) Professional Services in compliance with Customer's design requirements or specifications; or (v) use of the Software other than as permitted under this Agreement or in a manner for which it was not intended.

         In the event the Software is held or is believed by Nuance to infringe, Nuance shall have the option, at its expense, to: (a) modify the Software to be non-infringing; (b) procure for Customer a license to continue using the Software; (c) replace the Software with computer software of equal or superior functional capability; or, if it is not commercially reasonable for Nuance to perform (a), (b) or (c), then,
         (d) terminate the license for the infringing Software and refund the license fees paid for that Software, prorated over a straight-line three year method. This Article VI states Nuance's entire liability and Customer's exclusive remedy for infringement.

7.2 CUSTOMER INDEMNITY. Except with respect to Nuance's indemnity as described in this Section 7, Customer agrees to indemnify, defend and hold harmless Nuance, its shareholders, directors, officers, employees, agents and affiliated companies from and against any losses, costs, or damages (including reasonable attorneys' fees) resulting from any claims by third parties in connection with the use of the Integrated Systems by Customer and Customer's direct and indirect customers, provided that Nuance gives Customer prompt written notice of any such claim, tenders to Customer the defense or settlement of any such claim at Customer's expense, and cooperates with Customer, at Customer's expense, in defending or settling such claim.

VIII.    PAYMENT OF FEES

         All fees hereunder shall be due and payable net thirty (30) days of the date of invoice in the lawful money of the United States of America. All Technical Support fees shall be payable annually in advance, net thirty (30) days from the date of invoice. Any amounts payable by Customer hereunder which remain unpaid after the due date shall be subject to late penalty fees equal to 1.5% per month from the due date until such amount is paid. Customer agrees to pay applicable media and shipping charges.

         Fees hereunder do not include local, state, or federal sales, use, property, value-added, or other taxes based on the licenses and services provided under this Agreement or Customer's use thereof. Customer agrees to pay all such taxes as may be imposed upon Nuance or Customer. Customer shall be invoiced for such taxes if Nuance is required to pay them on Customer's behalf. This provision shall not apply to taxes based on Nuance's income.

IX.      OTHER

9.1 CONFIDENTIAL INFORMATION. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to the Software, Documentation, the terms and pricing under this Agreement, and all information clearly identified as confidential.

         A party's Confidential Information shall not include information that:
         (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party;
         (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (d) is independently developed by the other party. Customer shall not disclose the results of any benchmark tests of the Software to any third party without Nuance's prior written approval.

         The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of two years after the termination of this Agreement. The parties agree that, unless required by law, they will not make each other's Confidential Information available in any form to any third party, including customers or customer prospects, or use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this

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         Agreement. Nothing in this Agreement shall be construed as permitting
         Customer the right to use the Nuance name in conjunction with any product or service offered by Customer.

9.2 IN-SERVICE DATA. In-Service Data is necessary to ensure optimal performance and accuracy of the Software for a given application. Normal uses of In-Service Data include determining dialog "hot spots," tuning the system parameters (rejection point, beam width, etc.) grammar tuning, training acoustic models and measuring accuracy. Nuance shall have full access and rights to all In-Service Data generated through the use of each Integrated System in which Software is installed. Customer acknowledges that the primary use of such In-Service Data shall be to improve the performance of the Software for the Customer and its end users, but that such In-Service Data may also be used to train, refine, supplement or test the Nuance speech recognition and natural language understanding software, models and algorithms, and that the resulting improvements to the software, models and algorithms may be used for the benefit of all users of Nuance software. Nuance shall have no rights to the content of any In-Service Data which includes any Confidential Information of Customer or its end users.

9.3 EXPORT. Customer agrees to comply fully with all relevant export laws and regulations of the United States ("Export Laws") to assure that the Software is not (a) exported, directly or indirectly, in violation of Export Laws; or (b) intended to be used for any purposes prohibited by the Export Laws, including, without limitation, nuclear, chemical, or biological weapons proliferation.

9.4 NOTICE. All notices under this Agreement, including notices of address change, shall be in writing and shall be deemed to have been given when sent by registered mail, return receipt requested, to the first address listed in the relevant Order Form (if to Customer) or to the nuance address on the Order Form (if to Nuance).

9.5 LEGAL EXPENSES. In the event legal action is taken by either party to enforce this Agreement or any Order Form, all costs and expenses, including reasonable attorney's fees incurred by the prevailing party, shall be paid by the other party.

9.6 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, unenforceable, or in conflict with any law of a federal, state, or local government, the validity of the remaining portions or provisions shall remain in full force and effect.

9.7 GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the State of California, without respect to its conflict of law principles.

9.8 RELATIONSHIP OF THE PARTIES. The relationship of the parties is that of independent contractors. No one party is the agent of the other and neither party is authorized to act on behalf of the other party.

9.9 WAIVER. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of Nuance's proprietary rights in the Software, no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued.

9.11 U.S. GOVERNMENT RESTRICTED RIGHTS. The Software is provided with restricted rights. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph
         (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c) (1) and (2) of the Commercial Computer Software - Restricted Rights at 48 CFR 52.227-19, as applicable. Contractor/manufacturer is Nuance Communications, 1380 Willow Road, Menlo Park, CA 94025.

9.12 ENTIRE AGREEMENT. This Agreement contains all the agreements, representations, and understandings of the parties hereto and supersedes any previous understandings, commitments, or agreements, oral or written, with respect to the subject matter of this Agreement. It is expressly agreed that all terms of any Customer purchase order or other ordering document shall be superseded by the terms of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party; no other act, usage, or customer shall be deemed to amend or modify this Agreement.

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The Effective Date of this Agreement shall be     April 24, 2000
                                             -----              ----------------

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

NUANCE COMMUNICATIONS                    INTRACO:
                                                 -------------------------------

Authorized Signature: /s/ PAUL SCOTT     Authorized Signature: /s/ TONY NAWROCKI
                     ----------------                         ------------------

Name: Paul Scott                         Name: Tony Nawrocki
     --------------------------------

Title: Sr. V.P. Sales                    Title: Voice ASP Business Unit Manager
      -------------------------------

Area Manager:    Kathy Patrick
             ------------------------

Agreement No.
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